EXHIBIT 99.1

INVESTORS:	Kenneth A. Czaja, CFO
925.941.6260
MEDIA:	Chris Edwards
925.279.2926

BriteSmile Reports Third Quarter 2005 Results

WALNUT CREEK, CA – November 8, 2005 – BriteSmile, Inc. (NasdaqSC: BSML), a leading international provider of state-of-the-art teeth-whitening systems, today released results for the third quarter ended September 24, 2005.

Total revenue for the third quarter was $9.8 million, or 18% below the third quarter of 2004.

The net loss was $(4.5) million or $(0.42) per share in the third quarter, compared with $(2.5) million or $(0.24) per share in the third quarter of 2004.

Earnings before interest, tax, depreciation, and amortization (EBITDA) was a loss of $(3.1) million in the third quarter 2005. This compares to an EBITDA loss of $(0.6) million in the third quarter of last year. Information regarding a reconciliation of EBITDA, which is a non-GAAP financial measure, to net loss, the most comparable GAAP measure, follows.

Other key results for the third quarter were:

•	Center whitening fees of $4.2 million were 4% below last year.

•	Associated Center whitening fees of $4.2 million were 26% lower than the third quarter of 2004.

•	Product sales and other revenue of $1.4 million were 24% below last year.

•	A new BriteSmile whitening center opened in August, at Tysons Galleria in McLean, Virginia.

•	In October 2005, we closed our Boca Raton center.

“Revenue and EBITDA performance continued to be disappointing in the third quarter,” said Julian Feneley, BriteSmile’s President. “As a result, we are taking additional expense reduction and other working capital actions to help conserve cash, and are continuing to pursue marketing tactics that optimize our advertising spend. ”

Nasdaq Notice:
On November 4, 2005, the company received a Nasdaq Staff Deficiency Letter from the Nasdaq Listing Qualifications Department indicating that for the previous 30 days, the bid price for the company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4). In accordance with Marketplace Rule 4310(c)(8)(D), the company was provided 180 calendar days, or until May 3, 2006, to regain compliance. In order to regain compliance, the company must demonstrate a closing bid price for its common stock of $1.00 per share or more for a minimum of 10 consecutive business days.

The Nasdaq Staff Deficiency Letter further provided that if compliance with the $1.00 minimum bid price requirement cannot be demonstrated by the company by May 3, 2006, the Staff will grant the company an additional 180 calendar days to regain compliance, if at that time, the company meets The Nasdaq SmallCap Market initial listing requirements as set forth in Marketplace Rule 4310(c), except for the $1.00 minimum bid price requirement.

# # #

BriteSmile has developed and markets the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek, San Francisco and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; McLean, VA; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL; and, Phoenix, AZ. In addition to BriteSmile Centers, the Company has established more than 5,000 Associated Centers. Of the BriteSmile Associated Centers, more than 2000 are located outside of the United States, in more than 75 countries.  For more information about BriteSmile’s procedure, call 1-800-BRITESMILE or visit the Company’s Website at www.britesmile.com .

# # #

This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties such as the Company’s ability to improve its past revenue and EBITDA performance and generate sufficient cash and/or secure sufficient financing to sustain its operations, its ability to establish Associated Centers and Professional Teeth Whitening Centers, the ability of those Centers to attract clients, the development and introduction of new products, acceptance of those new products in the marketplace, and the development of new strategic and marketing relationships in the United States and internationally. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company’s most recent reports on Forms 10-K and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Information

BriteSmile provides non-GAAP EBITDA or earnings before interest, taxes, depreciation and amortization as additional information for its operating results. These measures are not in accordance with, or an alternative for, financial measures calculated in accordance with generally accepted accounting principles, including net income or loss, the most directly comparable GAAP measure, and may be different from non-GAAP measures used by other companies. BriteSmile’s management believes this non-GAAP measure is useful to investors because of: (i) the significant amount of non-cash depreciation and amortization incurred by the Company in its operating results ($1.7 million in the third quarter of 2005 and $1.7 million in the third quarter of 2004), (ii) the non-cash amortization of the discount on debt of $0.7 million in the third quarter of 2005 and $0.1 million in the third quarter of 2004, and (iii) the mark-to-market gain related to the convertible notes of $1.2 million in the third quarter of 2005.  Investors are cautioned that the items excluded from EBITDA are significant components in understanding and assessing BriteSmile’s financial performance.

BRITESMILE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(unaudited)
($ in thousands, except share data)

	13 Weeks Ended Sept 24, 2005	13 Weeks Ended Sept 25, 2004	39 Weeks Ended Sept 24, 2005	39 Weeks Ended Sept 25, 2004

REVENUES:
Center whitening fees, net	$4,178	$4,346	$12,759	$13,590
Associated Center whitening fees, net	4,168	5,646	12,851	16,608
Product and other revenue	1,440	1,884	4,192	6,179

Total revenues, net	9,786	11,876	29,802	36,377
OPERATING COSTS AND EXPENSES:
Operating and occupancy costs	4,492	4,491	13,753	12,665
Selling, general and administrative expenses	8,275	7,845	26,149	22,101
Research and development expenses	72	110	221	425

Total Operating Costs and Expenses, excluding depreciation and amortization	12,839	12,446	40,123	35,191

Operating income (loss) before depreciation and amortization (EBITDA)	(3,053)	(570)	(10,321)	1,186
Depreciation and amortization	1,662	1,692	4,872	5,042

Loss from operations	(4,715)	(2,262)	(15,193)	(3,856)
Amortization of discount on debt	(652)	(66)	(1,952)	(194)
Gain (loss) on mark-to-market of convertible note instruments	1,163	—	3,793	—
Other income/(expense), net	(251)	(148)	(974)	(340)

Loss before income tax provision	(4,455)	(2,476)	(14,326)	(4,390)
INCOME TAX	30	32	151	89

Net loss	$(4,485)	$(2,508)	$(14,477)	$(4,479)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.42)	$(0.24)	$(1.37)	$(0.44)

WEIGHTED AVERAGE SHARES – BASIC AND DILUTED	10,549,130	10,329,190	10,529,321	10,275,854

Reconciliation of Non-GAAP financial measures – EBITDA to Net Loss
(unaudited)
($ in thousands)

	13 Weeks Ended Sept 24, 2005	13 Weeks Ended Sept 25, 2004	39 Weeks Ended Sept 24, 2005	39 Weeks Ended Sept 25, 2004

Net loss	$(4,485)	$(2,508)	$(14,477)	$(4,479)
Add back: Other income/(expense), net	251	148	974	340
Add back: Amortization of debt discount	652	66	1,952	194
Add back: Income tax expense	30	32	151	89
Add back: Depreciation and amortization	1,662	1,692	4,872	5,042
(Gain)/loss from mark-to-market of financial instruments related to convertible debt	(1,163)	—	(3,793)	—

EBITDA	$(3,053)	$(570)	$(10,321)	$1,186

BRITESMILE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
($ in thousands, except share data)

	September 24, 2005	December 25, 2004

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,503	$18,880
Trade accounts receivable, net of allowances of $496 and $448, respectively	1,924	2,118
Account receivable from related party	190	—
Inventories	892	1,635
Prepaid expenses and other	563	704

Total current assets	9,072	23,337
PROPERTY AND EQUIPMENT, net	11,793	12,426
OTHER ASSETS	3,302	3,843
INTANGIBLES, net	4,980	5,469

TOTAL ASSETS	$29,147	$45,075

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,261	$5,182
Accrued liabilities	8,256	6,867
Deferred revenue	1,900	1,049
Current portion of long-term debt and capital lease obligations	2,850	2,137

Total current liabilities	16,267	15,235
LONG-TERM LIABILITIES:
Long-term debt and capital lease obligations	10,286	15,650
Other long term liabilities	1,760	1,608

Total long-term liabilities	12,046	17,258

Total liabilities	28,313	32,493
STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value; 50,000,000 shares authorized; 10,549,130 and 10,345,974 shares issued and outstanding, respectively	38	38
Additional paid-in capital	173,330	170,601
Accumulated deficit	(172,534)	(158,057)

Total shareholders’ equity	834	12,582

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,147	$45,075